SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant |x|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_|  Preliminary Proxy Statement

|x|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12



                               Omnicom Group Inc.
               -----------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               Omnicom Group Inc.
                    ---------------------------------------
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|x| $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

|_| $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
       -----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:
       -----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       -----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:
       -----------------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
    ---------------------------------------------------------------------------
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    ---------------------------------------------------------------------------
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     4) Date Filed:
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


                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 22, 1995



     The Annual Meeting of the Shareholders of Omnicom Group Inc. (the "Corporation") will be held at the offices of BBDO Worldwide Inc. (seventh floor Meeting Room), 1285 Avenue of the Americas (between 51st and 52nd Streets) New York, New York on Monday, May 22, 1995 at 10:00 A.M. for the following purposes:

     1.  To elect six directors;

     2. To confirm the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1995;

     3. To consider and act upon an amendment to the Corporation's 1987 Stock Plan reserving an additional 1,800,000 shares for issuance under the Plan;

     4. To consider and act upon the 1995 Performance Compensation Plan Arrangements established by the Compensation Committee of the Corporation's Board of Directors for the Chief Executive Officer and certain other executive officers of the Corporation; and

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 4, 1995 will be entitled to notice of and to vote at the meeting.

     Whether you expect to attend the meeting or not, please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. The proxy is revocable, so if you attend the meeting you may, if you wish, vote your shares in person.

     A copy of the Corporation's Annual Report for 1994 is enclosed.



                                           By order of the Board of Directors,



                                                   RAYMOND E. MCGOVERN
                                                        Secretary

New York, New York
April 7, 1995

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                               New York, NY 10022


                               -----------------


                                PROXY STATEMENT



     Execution and return of the enclosed proxy are solicited by the Board of Directors of Omnicom Group Inc. (the "Corporation") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 22, 1995, and at any adjournments thereof, for the purposes set forth in the accompanying notice. The following information is being furnished in connection with the solicitation of proxies, and is being mailed on or about April 7, 1995 to shareholders entitled to notice of and to vote at the Annual Meeting.

     All valid proxies which are received will be voted, and unless otherwise specified thereon they will be voted for the election of the six nominees for directors named under the heading "Election of Directors," for confirmation of the appointment of Arthur Andersen LLP as auditors of the Corporation for the year 1995, for approval of the amendment to the Corporation's 1987 Stock Plan, and for the approval of the 1995 Performance Compensation Plan Arrangements for the Chief Executive Officer and certain other executive officers of the Corporation. If any nominee for election as a director shall be unable to serve, proxies shall be voted for another nominee designated by the Board of Directors. You may revoke your proxy at any time before it is voted.

     The affirmative vote of a plurality of the votes cast by the holders of the Common Stock entitled to vote is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of the Common Stock entitled to vote is required for confirmation of the appointment of the auditors and for approval of the 1995 Performance Compensation Plan Arrangements. The affirmative vote of a majority of all the votes entitled to be cast by the holders of the Common Stock is required for approval of the amendment to the 1987 Stock Plan. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting as to any matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The enclosed Annual Report of the Corporation for the year 1994 is not part of the proxy solicitation material.

     On April 4, 1995, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Corporation had outstanding 36,413,028 shares of Common Stock, each of which is entitled to one vote. At the record date, 1,482,654 shares of Common Stock were owned beneficially (of which 654,624 shares were owned of record) by the directors and executive officers of the Corporation, which constitutes approximately 4.07% of the issued and outstanding shares of the Corporation's Common Stock.

     The following table sets forth information with respect to the beneficial ownership of the Corporation's Common Stock as at December 31, 1994 by persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding Common Stock based on material filed by such persons with the Securities and Exchange Commission.

                                               Beneficial Ownership   Percent of
   Name and Address                               of Common Stock        Class
   ----------------                            --------------------   ----------
FMR Corp .....................................     3,952,868(1)          10.81%
82 Devonshire Street
Boston, Massachusetts 02109

The Prudential Insurance Company of America ..     2,916,279(2)            8.0%
Prudential Plaza
Newark, New Jersey 07102-3777

- - --------------

(1) In its filing with the Securities and Exchange Commission, this beneficial owner reported having sole voting power as to 233,786 shares and sole dispositive power as to 3,952,868 shares.

(2) In its filing with the Securities and Exchange Commission, this beneficial owner reported having sole voting power as to 381,600 shares, shared voting power as to 2,534,679 shares, sole dispositive power as to 381,600 shares and shared dispositive power as to 2,534,679 shares.



                             ELECTION OF DIRECTORS

     On the date of the 1995 Annual Meeting, the Board of Directors of the Corporation shall consist of 16 members, divided into three classes, with the term of office of one class expiring at the 1995 Annual Meeting, the term of another class expiring at the 1996 Annual Meeting, and the term of the remaining class expiring at the 1997 Annual Meeting. The Board of Directors nominates incumbent directors Bruce Crawford, Peter I. Jones, Keith L. Reinhard, Allen Rosenshine, Gary L. Roubos and John D. Wren to serve as directors of the Corporation until the 1998 Annual Meeting.

     John L. Bernbach, a former executive of subsidiary DDB Needham Worldwide Inc., resigned as a member of the Board of Directors on March 27, 1995.

     Information relating to the six nominees for director and the directors not standing for election who will continue in office following the Annual Meeting is set forth below.


                                                                                            Year First    Term
                         Name, Age and Principal                                             Became a     Will
                              Occupation(1)                                                  Director    Expire
                         -----------------------                                            ----------   ------
Bernard Brochand (56) ....................................................................      1993      1996
   President, International Division of DDB Needham Worldwide Inc.,
     a subsidiary of the Corporation.
Robert J. Callander (64) .................................................................      1992      1997
   Executive-in-Residence, Columbia School of Business, Columbia  University;
     Retired Vice Chairman of Chemical Banking Corporation.
James A. Cannon (56) .....................................................................      1986      1996
   Vice Chairman & Chief Financial Officer of BBDO Worldwide Inc.,
     a subsidiary of the Corporation.
Leonard S. Coleman, Jr. (46) .............................................................      1993      1996
   President, National League, Major League Baseball.
Bruce Crawford (66) ......................................................................      1989      1995
   President & Chief Executive Officer of the Corporation.
Peter I. Jones (52) ......................................................................      1989      1995
   Chief Executive of Diversified Agency Services Limited,
     a subsidiary of  the Corporation.
Fred J. Meyer (64) .......................................................................      1988      1996
   Chief Financial Officer of the Corporation.
John R. Purcell (63) .....................................................................      1986      1997
   Chairman & Chief Executive Officer of Grenadier Associates Ltd.
Keith L. Reinhard (60) ...................................................................      1986      1995
   Chairman & Chief Executive Officer of DDB Needham Worldwide Inc.
Allen Rosenshine (56) ....................................................................      1986      1995
   Chairman & Chief Executive Officer of BBDO Worldwide Inc.
Gary L. Roubos (58) ......................................................................      1986      1995
   Chairman of Dover Corporation.
Quentin I. Smith, Jr. (67) ...............................................................      1986      1997
   Corporate Director; Retired Chairman & Chief Executive Officer
     of Towers, Perrin, Forster & Crosby.
Robin B. Smith (55) ......................................................................      1986      1996
   President & Chief Executive Officer of Publishers Clearing House.
William G. Tragos (60) ...................................................................      1993      1997
   Chairman & Chief Executive Officer of TBWA International B.V.
     and of TBWA Advertising Inc., subsidiaries of the Corporation.
John D. Wren (42) ........................................................................      1993      1995
   Chairman & Chief Executive Officer of Diversified Agency Services,
     a division of  the Corporation.
Egon P.S. Zehnder (65)
   Chairman of Egon Zehnder International Inc. ...........................................      1986      1997

- - ----------------

(1) Except as indicated below, all of the above named directors holding a position with the Corporation or one of its subsidiaries have held an executive position during the past five years with the Corporation or one of its subsidiaries.

     Mr. Callander retired from Chemical Banking Corporation on June 30, 1992, at which time he held the office of Vice Chairman. He served as President of Chemical Bank from August 1990 through December 1991, and as Vice Chairman of that company from January 1987 through July 1990. Mr. Callander is presently serving as Executive-in-Residence at the Columbia School of Business, Columbia University, New York. Mr. Callander is a director of Aramark Incorporated, Barnes Group Inc., Beneficial Corporation, Latin American Dollar Income Fund, Scudder World Income Opportunities Fund, and Scudder New Asia Fund.

     Mr. Coleman has served as President, National League, Major League Baseball since March 1994. He served as Executive Director Market Development, Major League Baseball from December 1991 to March 1994, and served as a Vice President, Kidder, Peabody & Company from 1988 to 1991. Mr. Coleman is a director of Beneficial Corporation.

     Mr. Meyer is a director of Aegis Group plc, SyStemix, Inc., Sandoz Corporation, SoGen Funds, Inc., and SoGen International Fund, Inc.

     Mr. Purcell has served as Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm, since January 1987. He also serves as Chairman of Donnelley Marketing, Inc., a data base direct marketing firm. He served as Chairman and President of the former SFN Companies, Inc. from 1982 through 1986, and previously served as Executive Vice President of CBS, Inc. and as Senior Vice President - Finance and Business Operations of Gannett Co., Inc. He is a director of Bausch & Lomb, Inc., Playboy Enterprises, Inc., and Technology Solutions Corp.

     Mr. Roubos has served as Chairman of Dover Corporation since May 1989, and served as Chief Executive Officer of that company from January 1981 to May 1994. Dover Corporation, a Fortune 500 company, engages through subsidiaries in the manufacture and/or distribution of elevators, and electronic, aerospace and industrial components and supplies. Mr. Roubos is a director of Bell & Howell Holdings Corporation, Dover Corporation, Scott Paper Company, and The Treasurers Fund, and a member of the New York Advisory Board of Liberty Mutual Insurance Company.

     Mr. Smith served as Chairman and Chief Executive Officer of Towers, Perrin, Forster & Crosby, a leading international benefits, compensation and general management consulting firm, from 1971 until his retirement on December 31, 1987. Mr. Smith is a director of The Guardian Life Insurance Company of America, and UGI Corporation.

     Ms. Smith has served as President of Publishers Clearing House, the largest magazine subscription company in the world, since September 1981, and as President and Chief Executive Officer since January 1988. Ms. Smith is a director of BellSouth Corporation, Springs Industries, Inc., Texaco Inc., and nine Prudential Securities mutual fund investment companies.

     Mr. Tragos has served as Chairman and Chief Executive Officer of TBWA International B.V. and as Chairman and Chief Executive Officer of TBWA Advertising Inc., companies which directly or through related entities provide advertising and marketing services, for more than five years.

     Mr. Zehnder has served as Chairman of Egon Zehnder International Inc., a leading international executive search firm with forty-two offices in twenty-eight countries, for more than the past five years. Mr. Zehnder is a director of IMD Management Development Institute, Lausanne, Switzerland, and a member of the Board of Trustees of Babson College, Wellesley, Massachusetts.

     A plurality of the votes cast is required to elect each director.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information, as of March 22, 1995, as to the beneficial ownership of the Common Stock of the Corporation for each director of the Corporation (all of the Named Executive Officers, as such term is hereinafter defined, are directors of the Corporation), and all directors and executive officers of the Corporation as a group.


                                                                          Beneficial Ownership     Percent
Name of Beneficial Owner                                                   of Common Stock (1)    of Class
- - ------------------------                                                  --------------------    --------
Bernard Brochand..................................................               34,000             .0934
Robert J. Callander...............................................                2,000             .0055
James A. Cannon...................................................              127,105             .3491
Leonard S. Coleman, Jr............................................                  300             .0008
Bruce Crawford....................................................              247,245             .6790
Peter I. Jones....................................................               29,000             .0796
Fred J. Meyer.....................................................              121,000             .3323
John R. Purcell...................................................                5,000             .0137
Keith L. Reinhard.................................................              267,768             .7354
Allen Rosenshine..................................................              262,935             .7221
Gary L. Roubos....................................................                1,000             .0027
Quentin I. Smith, Jr..............................................                1,000             .0027
Robin B. Smith....................................................                  100             .0003
William G. Tragos.................................................              151,667             .4165
John D. Wren......................................................               70,329             .1931
Egon P.S. Zehnder.................................................                2,000             .0055
All directors and executive
  officers as a group (19 persons)................................            1,482,654            4.0718

- - ---------------

(1) Includes (i) shares held under restricted stock awards granted by the Corporation, namely, Mr. Brochand - 17,200 shares, Mr. Cannon - 25,400 shares, Mr. Crawford - 25,800 shares, Mr. Meyer - 18,200 shares, Mr. Reinhard - 25,400 shares, Mr. Rosenshine - 32,600 shares, and Mr. Wren - 25,965 shares, (ii) shares which certain of the named individuals have the right to purchase under stock options granted by the Corporation, namely, Mr. Cannon - 84,000 shares, Mr. Crawford - 144,000 shares, Mr. Jones - 29,000 shares, Mr. Meyer - 71,500 shares, Mr. Reinhard - 116,500 shares, Mr. Rosenshine - 161,000 shares, and Mr. Wren - 35,000 shares, and (iii) 12,445 shares credited to Mr. Crawford's account under the Corporation's Group Profit Sharing Retirement Plan.

     Based on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Corporation pursuant to Section 16 of the Securities Exchange Act of 1934, all of such Forms were filed on a timely basis by the reporting persons in respect of 1994 transactions.


                         BOARD MEETINGS AND COMMITTEES

     Six meetings (five regular and one special) of the Board of Directors of the Corporation (the "Board") were held in 1994. Each incumbent member of the Board attended at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served, except Mr. Brochand.

     During 1994, the Audit Committee of the Board consisted of Ms. Smith (Chairman), and Messrs. Coleman, Purcell (resigned in May 1994) and Callander (replaced Mr. Purcell in May 1994). Three meetings of the Audit Committee were held in 1994. The responsibilities of the Audit Committee are to (a) recommend to the Board the appointment of independent public accountants to audit the books and records of the Corporation, and, in assessing the independence of the public accountants, to review the impact of their retention by the Corporation for non-audit related services; (b) review with the independent public accountants the proposed scope and administration of their audit of the annual consolidated financial statements of the Corporation and its subsidiaries, the Corporation's internal control structure upon which the scope was determined, and the estimated audit fees; (c) review with the independent public accountants and the Corporation's management the results of the annual audit, including the accountants' recommendations relating to accounting, financial and operating procedures and controls, and the financial statements to be included in the Annual Report and Form 10-K; (d) review with the Corporation's internal auditors the proposed scope of their annual activities and reports of the results of such activities; (e) review undertakings by the Corporation's management to remedy fraudulent activity that may be detected within the Corporation; (f) review the Corporation's public reporting policies and practices, (g) review the derivative activities undertaken by the Corporation's management, and (h) report to the Board on its activities.

     During 1994, the Compensation Committee of the Board consisted of Messrs. Smith (Chairman), Callander and Zehnder, and Ms. Smith (Ms. Smith resigned on January 3, 1995 by reason of business conflicts on certain dates Committee meetings are scheduled in 1995). Three meetings of the Compensation Committee were held in 1994. The responsibilities of the Compensation Committee are to (a) review the compensation policies of the Corporation and its principal subsidiaries, and, when appropriate, make recommendations with respect to such policies to the Chief Executive Officer of the Corporation; (b) review proposed compensation plans in which officers and/or directors of the Corporation will be eligible to participate, and, when appropriate, make recommendations with respect to such plans to the Chief Executive Officer of the Corporation; (c) serve as the Committee to administer and grant awards and options under compensation plans providing for the issuance of shares of stock of the Corporation; (d) make recommendations to the Board with respect to the salary, bonus and other elements of compensation for the Chief Executive Officer of the Corporation; and (e) review with the Chief Executive Officer management recommendations with respect to compensation for directors who are employees of the Corporation or its subsidiaries and any executive officer of the Corporation or its subsidiaries whose compensation is required to be disclosed in the Corporation's Proxy Statement. The Compensation Committee has discretionary authority to establish compensation arrangements for executive officers of the Corporation with the intended purpose that payments thereunder qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code.

     During 1994, the Nominating Committee of the Board consisted of Messrs. Roubos (Chairman), Purcell and Zehnder. One meeting of the Nominating Committee was held in 1994. The responsibilities of the Nominating Committee are to consider and make recommendations to the Board from time to time with respect to
(a) the composition and size of the Board and Committees of the Board, (b) criteria for evaluating the qualifications of new individuals being considered as candidates for election to the Board, (c) candidates for election to the Board, and (d) potential conflicts of interest arising as a result of other positions held or proposed to be held by directors. The Nominating Committee will consider shareholder written recommendations of nominees for election to the Board if they are accompanied by a reasonably comprehensive written resume of the recommended nominee's business experience and background and a written consent signed by the recommended nominee wherein he or she consents to be considered as a nominee and, if nominated and elected, consents to serve as a director. Shareholders should send their written recommendations of nominees accompanied by the aforesaid documents to the offices of the Corporation, attention Corporate Secretary.


                            DIRECTORS' COMPENSATION

     During 1994, each director who was not an employee or former employee of the Corporation or one of its subsidiaries was paid (i) a monthly retainer of $1,000, (ii) a fee of $2,000 for attendance at the first meeting of the Board of Directors or a Committee of the Board of Directors on a given day, and (iii) a fee of $1,500 for attendance at any subsequent meeting on the same day. A director who is an employee or former employee of the Corporation or one of its subsidiaries does not receive any compensation for serving as a director.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information in respect of the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Corporation (collectively the "Named Executive Officers") for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1992, 1993 and 1994.


                                                                       Long Term Compensation
                                           Annual Compensation                  Awards
                                          -----------------------   -------------------------------
       Name and                                                                          Shares       All Other
       Principal                                                    Restricted Stock   Underlying      Compen-
       Position             Year          Salary($)      Bonus($)     Awards($) (1)   Stock Options  sation($)(2)
      ----------            ----          ---------      --------   ----------------  -------------  ------------
Bruce Crawford...........   1994          $921,250     $1,125,000       $        0         60,000      $24,814
 President &                1993           875,000        565,000          715,313         50,000       39,488
 Chief Executive            1992           800,000        500,000          515,250         40,000       38,761
 Officer of the
 Corporation.
Fred J. Meyer............   1994           556,250        850,000                0         35,000       30,308
 Chief Financial            1993           500,000        475,000          429,188         30,000       41,968
 Officer of the             1992           462,500        400,000          429,375         25,000       37,718
 Corporation.
Keith L. Reinhard........   1994           809,056        550,000          575,000         25,000       24,086
 Chairman & Chief           1993           752,800        190,000          357,656         25,000       22,105
 Executive Officer          1992           740,306        165,000          300,563         25,000       13,405
 of DDB Needham
 Worldwide Inc.
Allen Rosenshine.........   1994           768,750        500,000          675,000         40,000       23,406
 Chairman & Chief           1993           725,000        480,000          476,875         40,000       34,919
 Executive Officer          1992           706,250        480,000          429,375         30,000       35,842
 of BBDO World-
 wide Inc.
John D. Wren.............   1994           450,000        550,000          520,000         30,000       23,445
 Chairman & Chief           1993           350,000        350,000          429,188         10,000       28,300
 Executive Officer          1992              --            --                --             --           --
 of Diversified Agency
 Services division
 of the Corporation.

- - -------------

(1) Restricted stock awards represent performance based compensation for the applicable fiscal year end. The awards are normally granted in the first quarter of the year following the fiscal year end. The value of the restricted stock awards was determined by multiplying the fair market value of the Corporation's Common Stock on the date of the grant by the number of shares awarded, and deducting therefrom the consideration paid for the shares, which is equal to the par value ($.50 per share) of the shares. As of December 31, 1994, Mr. Crawford held an aggregate of 36,600 shares of restricted stock with a net pre-tax value of $1,880,325 (equal to fair market value of the shares on said date ($51.6875 per share) less consideration paid), Mr. Meyer held an aggregate of 26,000 shares of restricted stock with a net pre-tax value of $1,335,750, Mr. Reinhard held an aggregate of 21,300 shares of restricted stock with a net pre-tax value of $1,094,287, Mr. Rosenshine held an aggregate of 28,800 shares of restricted stock with a net pre-tax value of $1,479,600, and Mr. Wren held an aggregate of 23,100 shares of restricted stock with a net pre-tax value of $1,186,763. Dividends will be payable on the aforementioned shares if and to the extent paid on the Corporation's Common Stock generally, regardless of whether the shares are at the time vested or unvested. Twenty percent of the shares of restricted stock held by each Named Executive Officer will vest on the first anniversary of the award, and an additional twenty percent will vest on each of the next four anniversaries of the award.
                                              (footnotes continued on next page)

(2) The compensation paid for the fiscal year ended December 31, 1994 consists of (i) employer contributions to the Corporation's Group Profit Sharing Retirement Plan in the amount of $18,000 on behalf of each of Messrs. Crawford, Meyer, Rosenshine and Wren, and $10,613 on behalf of Mr. Reinhard, (ii) employer contribution to the DDB Needham Joint Savings Plan in the amount of $6,000 on behalf of Mr. Reinhard, (iii) employer premium payments for life insurance in the amount of $6,814 on behalf of Mr. Crawford, $12,308 on behalf of Mr. Meyer, $7,473 on behalf of Mr. Reinhard, $5,406 on behalf of Mr. Rosenshine, and $445 on behalf of Mr. Wren, and
     (iv) a service award of $5,000 for Mr. Wren.

Options

     The following table shows all grants of options to the Named Executive Officers in 1994.

                       Option Grants in Last Fiscal Year

                                                                                        Potential Realizable
                                                                                      Value at Assumed Annual
                                                                                        Rates of Stock Price
                                 Individual Grants                                 Appreciation for Option Term (4)
- - --------------------------------------------------------------------------------  ---------------------------------
                        Number     % of Total
                       of Shares    Options
                      Underlying   Granted to    Exercise
                       Options      Employees      Price
       Name          Granted(1)(2)   in 1994   ($ per Share)  Expiration Date(3)  0%($)      5%($)          10%($)
       ----          ------------  ----------  -------------  ------------------  -----      -----          ------
Bruce Crawford........   60,000      19.672      $48.4375        March 2, 2004     $0     $1,830,936     $4,620,936
Fred J. Meyer.........   35,000      11.475       48.4375        March 2, 2004      0      1,068,046      2,695,546
Keith L. Reinhard.....   25,000       8.196       48.4375        March 2, 2004      0        762,890      1,925,390
Allen Rosenshine......   40,000      13.114       48.4375        March 2, 2004      0      1,220,624      3,080,624
John D. Wren..........   30,000       9.836       48.4375        March 2, 2004      0        915,468      2,310,468

- - --------------

(1) Each of the options is exercisable as to 30% of the total shares granted on and after the first anniversary of the grant, as to an additional 30% on and after the second anniversary of the grant, and as to the remaining 40% on and after the third anniversary of the grant. Each of the options granted is a non-qualified stock option, and the Corporation is entitled to a tax deduction equal to the excess of the fair market value of the acquired shares over the exercise price of the option.

(2) The grants set forth in this Table reflect the actual option grants made by the Corporation to the Named Executive Officers in 1994. In addition, in 1994 the Corporation amended the terms of certain outstanding options to extend the period during which they could be exercised in the event of the optionee's retirement, death or disability, or the involuntary termination of his or her employment by the Corporation (but in no event beyond the original term of the option). These amendments were made in accordance with an amendment to the 1987 Stock Plan which was approved by the Corporation's shareholders at the May 24, 1994 Annual Meeting, under the terms of which all future option grants would contain the extended exercise period, and outstanding options could be so amended at the discretion of the Compensation Committee. The SEC has taken the position that such amendments should be considered for purposes of Section 16 under the Securities and Exchange Act of 1934 as the cancellation of the original option and the grant of a replacement option as of the date of the amendment. This position affects an aggregate of 180,000 shares underlying options previously granted to Mr. Crawford; 108,000 shares underlying options
     previously  granted  to  Mr.  Meyer;   144,000  shares  underlying  options
     previously granted to Mr. Reinhard; 205,000 shares underlying options previously granted to Mr. Rosenshine; and 60,000 shares underlying options previously granted to Mr. Wren.

(3) Upon an optionee's termination of employment by reason of (i) voluntary termination or termination for cause, all outstanding options are cancelled, (ii) retirement or involuntary termination, options outstanding for less than 12 months are cancelled and the other outstanding options become exercisable in full only during the 36 month period following termination, and (iii) termination by reason of total disability or death, all outstanding options become exercisable in full only during the 36 month period following termination. In no event will a post-termination of employment option exercise period extend beyond the expiration date of the option term. In the event of a change of control transaction, outstanding options become exercisable in full at the effective time of the transaction absent an agreement of the ultimate parent of the entity which survives the change of control transaction to assume the outstanding options or substitute new options for the outstanding options, on identical or more favorable terms.

(4) These columns present hypothetical future values of the Corporation's Common Stock obtainable upon exercise of the options net of the options' exercise price, assuming that the market price of the Corporation's Common Stock appreciates at the specified compound annual rates over the ten year term of the option. The five and ten percent rates of stock price appreciation are presented as examples pursuant to SEC rules, and do not necessarily reflect management's assessment of the Corporation's future stock price performance. The potential realizable values presented are not intended to indicate the options' value.

     The following table provides information as to the aggregated option exercises by the Named Executive Officers in 1994, and as to unexercised options held by the Named Executive Officers on December 31, 1994.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                                   Number of Shares
                                                                      Underlying         Value of Unexercised
                                                                      Unexercised            In-the-Money
                                      Number                          Options at              Options at
                                    of Shares                     December 31, 1994      December 31, 1994(2)
                                    Acquired on      Value           Exercisable/             Exercisable/
      Name                           Exercise     Realized($)(1)    Unexercisable            Unexercisable
      ----                          -----------   --------------   ----------------      --------------------
Bruce Crawford .................      37,500      $1,110,938        95,000/111,000       $2,204,500/$867,875
Fred J. Meyer ..................        --             --           42,000/66,000           870,749/524,124
Keith L. Reinhard ..............        --             --           91,500/52,500         2,314,249/450,937
Allen Rosenshine ...............      30,000         930,000       125,000/80,000         3,135,938/655,000
John D. Wren ...................        --             --           19,000/41,000           419,000/245,375

- - --------------

(1) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on the exercise date.

(2) Value calculated by subtracting the exercise price from the fair market value of the Corporation's Common Stock on December 31, 1994, being $51.6875 per share.

                         COMPENSATION COMMITTEE REPORT

Compensation Committee

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The responsibilities of the Committee and the frequency of Committee Meetings during 1994 are described on page 6 of this Proxy Statement.

Compensation Program for Executive Officers

     The Corporation's compensation program for its executive officers is designed to enable it to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase shareholder value.

     The  program  is  comprised  of  base  salary,   and  performance   related
compensation in the form of an incentive cash bonus and long-term stock awards which align executive and shareholder interests.

     The compensation of the Chief Executive Officer and the other Named Executive Officers is determined by the Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. In determining the compensation of the Named Executive Officers, the Committee considers the factors described below and the recommendations of the Chief Executive Officer with respect to the other Named Executive Officers.

     Adjustments in base salary for executive officers are considered periodically (currently every eighteen months), and are discretionary in nature. In determining base salary and individual adjustments to base salary for the Named Executive Officers, the Committee considers the executive's level of responsibility, individual performance, salaries of executives holding similar positions at publicly held competitor companies with worldwide operations(1), and the profitability of the Corporation and the business unit with which the executive is associated. Profitability of the Corporation is determined by
reference  to  its  fully  diluted  earnings  per  share  before   extraordinary
accounting items, and profitability of a business unit is determined by reference to its net profit after tax. The Committee does not target a particular relationship to the competitive salary data or target specific levels of profitability or increases therein in determining salaries, but salary increases are evaluated for reasonableness in light of this information(2). Salaries of executive officers who are not Named Executive Officers are determined by the Chief Executive Officer.

     Incentive compensation (cash bonus and restricted stock award grants under the 1987 Stock Plan) is directly related to the fully diluted earnings per share of the Corporation before extraordinary items and the effect of any change in accounting principles ("EPS"), and the net profit after tax of the business unit with which the executive officer is associated.

     Incentive compensation awards for Named Executive Officers associated with a business unit are based 25% on the Corporation's EPS evaluated relative to its prior year EPS and 75% on the applicable operating unit's net profit after tax evaluated relative to its prior year net profit after tax, while awards for Named Executive Officers not associated with a business unit are based 100% on the Corporation's EPS evaluated relative to its prior year EPS. Absent unusual circumstances, there will be no increase in incentive compensation available for the corporate component if there is no increase in the Corporation's EPS over the prior year or for the business unit component if there is no increase in a business unit's profit over the prior year. An increase or decrease in the Corporation's EPS and/or a business unit's profit over the prior year will generally result in a corresponding upward or downward adjustment in the incentive compensation available for the respective component.

     As soon as practicable in a fiscal year the Committee establishes, for the Chief Executive Officer and the executive officers expected to be the other Named Executive Officers for the subject year, individual arrangements setting forth the maximum amounts of incentive compensation payable if specified performance goals (related to the Corporation's EPS and, where applicable, to the net profit after tax of a business unit) for the year are met. The arrangement for the Chief Executive Officer is submitted to the Board of Directors for approval, and all arrangements are submitted to the shareholders for approval for the purpose of qualifying resulting incentive compensation payments as tax deductible under Section 162(m) of the Internal Revenue Code. Following the close of a fiscal year, the Chief Executive Officer reviews the financial performance of the Corporation and its major business units for such year with the Committee. If a specific performance goal is met, the Committee determines the amount of incentive compensation to be paid to a Named Executive Officer under the arrangement and the allocation between cash bonus and restricted stock. In making these determinations, the Committee considers the

- - -------------------

(1) The latest available reported salary information with respect to the chief executive officers of the five largest (based on reported worldwide gross revenues) publicly held competitor companies ("Peer Group Companies") is considered in determining a salary adjustment for the Chief Executive Officer, and such salary information with respect to executives at the largest domestic Peer Group Company holding positions similar to those of the other Named Executive Officers is considered in determining salary adjustments for the other Named Executive Officers. All of the Peer Group Companies are included in the Ad Peer Group Index described on page 13 of this Proxy Statement.

(2) Although salaries are not targeted to competitor companies salary levels, a review of reported salary information by the Peer Group Companies indicates that the 1994 salary paid to the Chief Executive Officer was slightly below the average of the 1993 salaries paid to the chief executive officers of the Peer Group Companies, and the average salary paid in 1994 to the other Named Executive Officers was about 16% greater than the average of the 1993 salaries paid to their peers at the largest domestic Peer Group Company.

recommendations of the Chief Executive Officer (with respect to the Named Executive Officers other than himself), and has the discretion to reduce the maximum compensation amount payable by reason of meeting a performance goal by taking into account revenue growth, profit margins and other factors (including subjective factors). Restricted stock award grants for executive officers who are not Named Executive Officers are recommended by the Chief Executive Officer and determined by the Committee, and their cash bonus is determined by the Chief Executive Officer.

     The annual cash bonus represents a substantial portion of the total annual cash compensation of executive officers and serves as an incentive to improve annual profitability. Restricted stock awards are granted by the Committee annually to a relatively broad group of key executives, and 20% of the shares vest (restrictions lapse) on each of the next five anniversary dates of the award.

     Stock options are granted annually by the Committee to a much smaller group of key executives (including executive officers) who have the ability to influence increases in shareholder value. There is no target ownership or grant level for executive officers, and the maximum number of option shares the Committee may grant to any employee in a calendar year is 100,000 shares. In determining a stock option grant, the Committee considers, on a discretionary basis, the executive's previous grant and the revenue growth and profitability of the Corporation and the business unit with which the executive was associated during the prior fiscal year. Except in unusual circumstances, there will be no increase in the size of a grant over the previous grant for an executive associated with a business unit absent revenue or profit growth by such unit over the prior fiscal year, or for an executive not associated with a business unit absent revenue or profit growth by the Corporation over the prior fiscal year. The per share option exercise price is not less than the fair market value of a share of the Corporation's Common Stock on the grant date, and the option is exercisable as to 30% of the shares on and after each of the first two anniversary dates of the grant and as to the remaining 40% on and after the third anniversary date.

     Stock incentives in the form of restricted stock awards and stock options align the long-term interests of the executive officers and shareholders, serve as an incentive to build shareholder value, and provide a vehicle for retaining executive officers and other key employees.

Chief Executive Officer Compensation

     In early 1994, Mr. Crawford's salary was increased, with effect as of October 1, 1994, by $85,000 to $985,000. The Committee found this increase to be reasonable on the basis of a 13% increase in the Corporation's 1993 EPS over 1992 EPS, its review of the reported 1993 salary information for the chief executive officers of the Peer Group Companies (Mr. Crawford's 1994 salary is slightly below the 1993 average salary for these chief executive officers), and its evaluation of the Corporation's 1993 financial performance relative to the 1993 financial performance of the largest domestic Peer Group Company.

     Mr. Crawford was granted an option to purchase 60,000 shares in early 1994. The Committee found this grant to be reasonable on the basis of the Corporation's strong 1993 financial performance, namely net income up 23%, EPS up 13% and revenues up 9% over 1992.

     Under Mr. Crawford's shareholder approved 1994 Performance Compensation Arrangement, which provides for incentive compensation in the form of a cash bonus (no restricted stock) by reason of meeting a specific performance goal (Corporation's 1994 EPS evaluated relative to its 1993 EPS), he received a cash bonus of $1,125,000 in respect of 1994. The Committee found this bonus to be reasonable on the basis of a 17% increase in the Corporation's 1994 EPS over 1993 EPS, a 16% increase in the Corporation's 1994 revenues over 1993 revenues, and an increase in the Corporation's operating margin to 11.7% in 1994 from 11.2% in 1993.

Internal Revenue Code Section 162(m)

     Section 162(m) places a limit of $1 million on the deductibility of compensation paid by the Corporation to its Chief Executive Officer and certain other executive officers in tax years beginning on or after January 1, 1994. Compensation that qualifies as performance-based under Section 162(m) is, however, excepted from the $1 million deduction cap.

     The Corporation's 1987 Stock Plan was amended in 1994 so that compensation attributable to the exercise of a stock option may qualify as performance-based for purposes of Section 162(m). The Committee intends to continue to structure the Corporation's incentive arrangements for the Chief Executive Officer and certain executive officers of the Corporation under the cash bonus and restricted stock programs in order to qualify the compensation payments to such officers as performance-based for purposes of Section 162(m), provided that, in the judgment of the Committee, this would be consistent with the goals of motivating the executives to achieve corporate performance objectives and increase shareholder value. In keeping with this intention, the Committee has adopted a Plan establishing individual written performance compensation arrangements for the Chief Executive Officer and for certain other executive officers of the Corporation (see pages 18 and 19 of this Proxy Statement) which are being submitted for shareholder approval to qualify 1995 compensation payments under such arrangements as performance-based for purposes of Section 162(m) and preserve the Corporation's tax deductions for such payments.

Quentin I. Smith, Jr., Chairman
Robert J. Callander
Egon P.S. Zehnder
Members of the Compensation Committee

     The above Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                               PERFORMANCE GRAPH

     The graph below compares cumulative total return on the Corporation's Common Stock, the Standard & Poor's 500 Composite Index ("S&P 500 Index") and a group of publicly-held advertising companies consisting of Grey Advertising Inc., Cordiant plc (formerly Saatchi & Saatchi Company plc), The Interpublic Group of Companies, Inc., True North Communications (formerly Foote, Cone & Belding Communications, Inc.), and WPP Group plc ("Ad Peer Group Index"). The graph assumes the investment of $100 on January 1, 1990 in the Corporation's Common Stock, the S&P 500 Index and the Ad Peer Group Index.



 [THE FOLLOCWING PARAGRAPH WAS REPRESENTED BY A GRAPH IN THE PRINTED MATERIAL]

            Date          Omnicom        S&P 500      Peer Group
            ----          -------        -------      ----------
            1989             100            100           100
            1990           93.96          96.90         64.25
            1991          134.41         126.42         95.08
            1992          179.78         136.05        117.65
            1993          207.22         149.76        126.28
            1994          237.74         151.74        132.03





     Returns for the Corporation's Common Stock depicted in the graph are not necessarily indicative of future performance.

     The above graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 EMPLOYMENT CONTRACTS/TERMINATION OF EMPLOYMENT
                   ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

     None of the Named Executive Officers has an employment contract with the Corporation or one of its subsidiaries.

     Agreements were entered into between BBDO Worldwide Inc. ("BBDO") and Mr. Rosenshine (as of January 9, 1989) and Mr. Crawford (as of March 21, 1989), replacing earlier agreements between BBDO and these individuals containing substantially the same terms and conditions as those found in the current agreements except as noted below, whereunder BBDO has agreed to make annual severance compensation payments for periods of up to ten years following cessation of employment, the period being determined on the basis of each individual's age and years of service with BBDO, its subsidiaries or its parent at the time of cessation of employment. BBDO is not obligated to make payments under these agreements if the individual's employment with BBDO, its subsidiaries or its parent is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under the agreements for Messrs. Crawford and Rosenshine is ten years. The amount of an annual payment under these agreements is limited to the lesser of (i) an assigned percentage of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of BBDO or its parent company, whichever is greater. BBDO has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, BBDO has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Under the earlier agreements BBDO did not agree to make payments to a beneficiary following the death of the individual. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made.

     Agreements were entered into between the Corporation and Messrs. Meyer and Reinhard (as of December 22, 1988) and Mr. Wren (as of November 26, 1990) whereunder the Corporation has agreed to make salary continuation payments annually for periods of up to ten years following cessation of employment, the period being determined on the basis of the individual's age and years of service with the Corporation or its subsidiaries at the time of cessation of employment. The Corporation is not obligated to make payments under these agreements if the individual's employment with the Corporation or its subsidiaries is terminated for cause (defined therein as the individual's misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty). The payment period under these agreements is six years for Mr. Meyer, ten years for Mr. Reinhard, and five years for Mr. Wren. The amount of an annual payment is limited to the lesser of (i) an assigned percentage, not to exceed fifty percent, of the individual's annual salary, or (ii) an assigned percentage of the consolidated net profit before tax (as defined in the agreement) of the Corporation. The Corporation has agreed to make these payments so long as the individual refrains from engaging in activities harmful to, competitive with or of the same nature as those of his former employer, and remains available to render consulting services to his former employer. If the individual should die before the expiration of the payment period, the Corporation has agreed to make an annual payment to the individual's beneficiary for the number of years the individual would have been entitled to payments had he lived, in an amount equal to seventy-five percent of the annual payment the individual would have received had he lived. Payments under these agreements are to be accrued as costs in the year in respect of which the payments are made. Any payments that may be made to Mr. Reinhard under this agreement will be reduced by the value of payments to be made under his September 1,1986 agreement with DDB Needham Worldwide Inc. ("DDB Needham") described below.

     Mr. Reinhard entered into an agreement with DDB Needham as of September 1, 1986, replacing an agreement between Mr. Reinhard and Needham Harper Worldwide, Inc. made in August 1980, under which he or his beneficiary is to be paid retirement compensation on a monthly basis for a period of ten years beginning in the month following the month he ceases to be in the employ of DDB Needham, provided that Mr. Reinhard's employment shall not have terminated except by reason of his death before August 31, 1991. The annual rate of retirement income to be paid to Mr. Reinhard is the greater of $66,667 or one-third of his average annual salary during the last 60 months of his employment, subject to limited increase for annual cost of living adjustments. Mr. Reinhard has agreed to refrain from rendering specified services that would be competitive with services rendered by DDB Needham and its subsidiaries during the one year period following cessation of his employment, and to refrain from engaging in specified activities during the ten year period following such cessation of employment. If Mr. Reinhard breaches these provisions, DDB Needham may discontinue making payments under the agreement. Further, Mr. Reinhard has agreed, provided he is not disabled and is under age 65, to render consulting services to DDB Needham when requested for up to five days during each month he is entitled to receive payments under the agreement, and if he breaches this provision of the agreement DDB Needham may discontinue making payments during the period of the breach.

     Mr. Reinhard entered into an agreement with DDB Needham on July 6, 1993 under which he is to receive monthly severance compensation payments for the 15 month period ("payment period") following termination of his DDB Needham employment for a reason other than for cause (defined therein as dishonesty affecting DDB Needham or conviction of an indictable offense or crime involving moral turpitude; willful neglect or refusal to perform assigned duties after warning; willful act expected to injure the business of DDB Needham). The gross amount of each monthly payment shall equal one-twelfth of Mr. Reinhard's annual rate of base salary at the date of termination of employment. If the employment is terminated by DDB Needham, the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard from specified activities during the payment period. If the employment is terminated by Mr. Reinhard, the payments shall cease if Mr. Reinhard fails to render requested consulting services and the payments shall be reduced, even up to the entire amount, by the amount of any compensation earned by Mr. Reinhard during the payment period. Payments shall cease if Mr. Reinhard should die during the payment period. As part of the agreement, Mr. Reinhard has forfeited his right to compensation payments by reason of termination of employment under DDB Needham policy (under current policy, Mr. Reinhard would have been entitled to salary continuation payments for nine months if his employment were to be terminated by DDB Needham other than for cause).

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     In August 1994, the Corporation obtained a one-year policy of insurance from the Federal Insurance Company at a one-year premium of $149,000, under which the Corporation and the officers and directors of the Corporation and its subsidiaries are insured, subject to certain of the standard policy form exclusions and specified deductibles, against 99.5% of any loss up to $1,000,000 and thereafter 100% of any loss up to a further $9,000,000, arising from any claim or claims which may be made against any of the insureds by reason of any wrongful act in their respective capacities as directors or officers. The term "wrongful act" means any error, misstatement or misleading statement, act or omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by the insureds or claimed against them solely by reason of their being directors or officers of the Corporation or a subsidiary of the Corporation. To date, no payments have been made to the Corporation or any officer or director under this insurance policy or its predecessor policy.


                      INDEMNITY AGREEMENTS WITH DIRECTORS

     Each director of the Corporation has received an Indemnification Agreement from the Corporation.

     Each Indemnification Agreement provides that the Corporation indemnifies the director against liabilities or costs arising out of any alleged or actual breach of duty, neglect, error, misstatement, misleading statement, omission or other act allegedly or actually done or attempted by the director or any matter claimed against the director solely by reason of serving as a director. This indemnification does not apply to claims against the director for libel or slander, return of remuneration to the Corporation, or an accounting of profits from the sale or purchase of securities of the Corporation required under the Securities Exchange Act of 1934, or to claims against the director based upon the director gaining an illegal profit or advantage or the dishonesty of the director. This indemnification does not apply to the extent that the director is entitled to recovery under the aforesaid Directors' and Officers' Liability policy.

                                    AUDITORS

     On the recommendation of the Audit Committee of the Corporation, the Board of Directors of the Corporation has appointed Arthur Andersen LLP ("Andersen") as auditors of the Corporation for 1995, to serve at the pleasure of the Board. The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for confirmation of the appointment of Andersen. Management recommends such confirmation by the shareholders.

     Representatives of Andersen are expected to be present at the Annual Meeting. They will be available to make a statement if they so desire, and to answer appropriate questions.

                        AMENDMENT TO THE 1987 STOCK PLAN

     On March 27, 1995 the Board of Directors of the Corporation adopted an amendment to the Corporation's 1987 Stock Plan (the "Plan"), subject to approval by the shareholders of the Corporation, increasing the number of shares for issuance pursuant to stock option grants and restricted stock awards under the Plan by 1,800,000 shares (about 5% of the Corporation's outstanding shares) to 6,550,000 shares, effective January 1, 1996. The Board of Directors believes that it is advisable and in the Corporation's best interest to have these additional shares available for the granting of stock options and restricted stock awards as they provide a valuable incentive for key employees to remain in the employ of the Corporation or one of its subsidiaries and increase their interest in the Corporation's success through ownership of its common stock. The additional 1,800,000 shares are needed for programs that will cover calendar years 1996, 1997 and 1998. Option shares and restricted shares heretofore purchased by key employees under the Plan have come from treasury shares purchased by the Corporation on the open market and not from authorized and unissued shares, and it is the intention of management to continue this practice.

Summary of Principal Provisions of Plan

     The following summary of the principal provisions of the Plan is qualified by reference to the text of the Plan which is on file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. A copy of the Plan may be obtained, free of charge to shareholders, by writing Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attention: Corporate Secretary.

     Number of Shares/Eligible Employees. A maximum of 4,750,000 shares of Common Stock of the Corporation is currently authorized for restricted stock awards or stock options to key employees of the Corporation or its Subsidiary corporations (as defined in the Plan), subject to adjustment by reason of stock splits, combination of shares or similar recapitalizations. The Committee (described below) determines which individuals are key employees. Key employees who contribute significantly to the long-term performance and growth of the Corporation and influence shareholder value (currently, approximately 15 individuals) are eligible for stock options. Key employees who contribute significantly to the annual profitability of the Corporation or appropriate business unit (currently, approximately 130 individuals) are eligible for restricted stock awards. Specific grants of options and awards under the Plan are not determinable at this time. In respect of 1994, Named Executive Officers received an aggregate of 33,565 shares of restricted stock, other executive officers received an aggregate of 16,000 shares of restricted stock, and non-executive officers received an aggregate of 242,700 shares of restricted stock.

     Administration. The Plan is administered by a committee consisting of not less than three disinterested members of the Board of Directors of the Corporation i.e., persons who are and for the year prior to membership on the committee have been, ineligible to receive shares under the Plan or any other stock plan of the Corporation where selection of persons or the allocation of shares to such persons is subject to the discretion of any person (the "Committee"). The Committee has the authority, subject to the provisions of the Plan, to determine the key employees to whom an award of restricted stock will be made or a stock option granted, the number of shares to be granted in an award or option, the times awards will be made or options granted; as to options, whether the option will be an Incentive Stock Option or a Non-Qualified Option, the option term, when the option may be exercised, and the option price per share; and as to awards, the times when the restrictions on the shares will lapse. The terms and conditions of restricted stock awards may be dissimilar, and the terms and conditions of stock options may be dissimilar. The Committee has full authority to interpret the Plan, and to prescribe rules and regulations relating to it.

     Stock Options. Options granted under the Plan may be either "Incentive Stock Options" within the meaning of Section 422A(b) of the Internal Revenue Code of 1986, as amended, or "Non-Qualified Options." The number of option shares granted to a key employee is determined by the Committee, but 100,000 shares is the maximum number of option shares the Committee may grant to any key employee in any one calendar year. The purchase price under each option shall be determined by the Committee but shall not be less than the fair market value of the shares on the date of the grant of the option. The purchase price is payable in full upon the exercise of the option, and payment may be made in cash or by delivery of shares of Common Stock of the Corporation of equivalent fair market value. An option may be exercised by an employee in whole or in part while there is outstanding any other stock option theretofore or thereafter granted to such employee. No option is exercisable for a period of 12 months commencing on the date of the grant of the option. No option is transferable by an employee other than by the laws of descent and distribution, and during the lifetime of the employee may be exercised only by the employee or his or her legal guardian.

     The term of each option shall be as determined by the Committee, but in no event may the term of an option exceed ten years from the date of its grant. The option shall terminate immediately upon termination of employment of an employee other than by reason of death, total disability, retirement or involuntary termination of employment other than for cause. All options may be exercised in full within 36 months after termination of employment by reason of death, total disability, retirement or involuntary termination of employment (except for options outstanding for less than 12 months in the case of retirement or involuntary termination), but in no event may an option be exercised after the expiration of the term stated in the option.

     In the event of (i) a change of control transaction involving the Corporation, (i.e. a majority of the board of directors of the surviving entity is comprised of persons who were not officers or directors of the Corporation or its subsidiaries immediately prior to the transaction) where the surviving entity does not agree to assume or substitute comparable new options for all options then outstanding, or (ii) the liquidation or dissolution of the Corporation, then all options shall become exercisable in full at the effective time of such transactions, liquidations or dissolution, or earlier as determined by the Board of Directors of the Corporation. In no event, however, shall the term of an option be extended by operation of this provision.

     Restricted Stock Awards. Shares of restricted stock awarded to a key employee may be purchased by the employee at their par value upon execution of an agreement between the Corporation and the employee setting forth the terms, conditions and restrictions of the award. Purchased shares of restricted stock are registered in the name of the employee and held by an escrow agent until all restrictions thereon have lapsed and the stock is delivered to the employee, or the stock is forfeited and repurchased by the Corporation at par value. While the restricted stock is held in escrow, the employee has all of the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends paid thereon.

     Shares of restricted stock purchased by an employee may not be transferred, pledged or encumbered until a time specified by the Committee in the award ("Restrictions Lapse Date"), which time shall not be less than one nor more than five years from the date of the award. The restricted stock is subject to forfeiture and repurchase by the Corporation if the employee ceases to be in the employ of the Corporation or any subsidiary before the expiration of the Restrictions Lapse Date by reason other than death, total disability, retirement or involuntary termination of employment other than for cause. In the case of death or total disability of the employee, the restrictions lapse on the restricted stock and the shares are not subject to forfeiture. In the case of retirement or involuntary termination of employment other than for cause, the restrictions lapse on a portion of the restricted stock and such shares are not subject to forfeiture, and the remaining shares are subject to forfeiture unless otherwise determined by the Committee. In the event of a (i) change of control transaction involving the Corporation or (ii) the liquidation or dissolution of the Corporation, the restrictions lapse on the restricted stock and the shares are not subject to forfeiture.

     The Committee has the authority to accelerate the time at which restrictions on the restricted stock lapse or to remove any of the restrictions if it decides that there has been a change in circumstances after the grant of an award, or that such action is in the best interest of the Corporation and equitable to the employee.

     Termination and Amendment. The Plan took effect on June 1, 1987, and shall continue in effect until terminated by the Board of Directors of the
Corporation. No Incentive Stock Option may be granted after May 31, 1997. The Board of Directors may amend the Plan at any time, except that without the affirmative vote of the shareholders of the Corporation, the Board of Directors shall not (i) except as otherwise provided in the Plan, increase the maximum number of shares which may be issued under the Plan (ii) change the categories of employees eligible to receive restricted stock awards or stock options under the Plan, (iii) change the provisions as to the time when restrictions may lapse with respect to restricted stock awards, and (iv) with respect to options, extend the period during which they may be exercised, change the provisions fixing their minimum option price, and change the provisions as to their termination. No termination or amendment of the Plan shall, without the consent of an employee, affect adversely the rights of such employee under an outstanding award or option.


Shareholder Approval

     Shareholder approval of the Plan amendment reserving an additional 1,800,000 shares for the granting of stock options and restricted stock awards thereunder requires the affirmative vote of a majority of the votes entitled to be cast by the holders of Common Stock. Therefore, failure to vote has the same effect as a negative vote. Management recommends approval of this amendment.


                1995 PERFORMANCE COMPENSATION PLAN ARRANGEMENTS

     On March 27, 1995 the Compensation Committee adopted a Plan establishing an individual written performance compensation arrangement ("Arrangement") for each of the Chief Executive Officer and the Chief Financial Officer of the Corporation, the Chief Executive Officer BBDO Worldwide Inc., the Chief Executive Officer of DDB Needham Worldwide Inc., and the Chief Executive Officer of the Diversified Agency Services division of the Corporation.

     Under the Arrangements with the Chief Executive Officer and the Chief Financial Officer of the Corporation, the executive shall be entitled to receive an incentive cash bonus in respect of 1995 based on the Corporation's fully diluted earnings per share before extraordinary items and the effect of any changes in accounting principles ("EPS") for 1995 evaluated relative to the Corporation's EPS for 1994. Under the Arrangements with the executives of the specified operating units of the Corporation, the executive shall be entitled to receive in respect of 1995 an incentive cash bonus and restricted stock under the Corporation's 1987 Stock Plan based (i) 25% on the Corporation's 1995 EPS evaluated relative to its 1994 EPS, and (ii) 75% on the applicable operating unit's net profit after-tax ("Net Profit") for 1995 evaluated relative to the operating unit's Net Profit for 1994. The Chief Executive Officer shall propose and the Committee shall decide on the allocation of the performance compensation between cash bonuses and restricted stock.

     The following table provides information as to the maximum dollar amount of compensation that the Named Executive Officers (being the only executive officers having an Arrangement) could receive under their Arrangements.

           New Plan Benefits Under 1995 Performance Compensation Plan

         Name and Position                                  Dollar Value ($) (1)
         -----------------                                  --------------------
Bruce Crawford,
President & Chief Executive Officer
   of the Corporation ................................           $1,520,000
Fred J. Meyer,
Chief Financial Officer of the
   Corporation .......................................           $1,150,000
Keith L. Reinhard,
Chairman & Chief Executive Officer of
   DDB Needham Worldwide .............................           $1,535,000
Allen Rosenshine,
Chairman & Chief Executive Officer of
   BBDO Worldwide ....................................           $1,600,000
John Wren,
Chairman & Chief Executive Officer of
   Diversified Agency Services .......................           $1,460,000

- - -----------------

(1) The amounts set forth in the table represent the maximum dollar amount of compensation which each of the named individuals could be paid under his Arrangement. With respect to the Arrangements for Messrs. Crawford and Meyer, this would require the Corporation's 1995 EPS to be more than 120% of its 1994 EPS. With respect to the other Arrangements, this would require the Corporation's 1995 EPS to be more than 120% of its 1994 EPS and the 1995 Net Profit of the applicable operating unit to be more than 120% of its 1994 Net Profit.

     Under each Arrangement, the Committee has retained the discretion to reduce the fixed maximum dollar amount of compensation the executive would otherwise be entitled to receive by attaining a described performance goal, thus enabling the Committee to take into consideration operating and pretax profit margins, revenue growth, and such other factors (including subjective factors) the Committee may deem appropriate.

     In order to make compensation payments under these Arrangements and to qualify the payments as performance-based so as to be tax deductible under
Section 162(m) of the Internal Revenue Code (see pages 11 and 12 of this Proxy Statement for a discussion of Section 162(m)), the shareholders must approve these Arrangements.

     The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote is required for the approval of the 1995 Performance Compensation Plan Arrangements. Management recommends approval of these Arrangements.

                             SHAREHOLDER PROPOSALS

     Shareholders wishing to present resolutions at the 1996 Annual Meeting of Shareholders must submit copies of such proposed resolutions to the Corporation at its executive offices, 437 Madison Avenue, New York, New York 10022,
Attention: Corporate Secretary, no later than December 9, 1995.


                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting for action, the enclosed proxy will be voted on such matters in accordance with the best judgment of the persons named in the proxy.


                              COST OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, directors, officers, and other regular employees of the Corporation and its subsidiaries may solicit proxies personally by telephone or by telefax. The Corporation will reimburse persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. In addition, the Corporation has retained D.F. King & Co. Inc. to assist in the solicitation of proxies, and will pay a fee of up to $12,500 plus reimbursement of out-of-pocket expenses for such services.

     Shareholders are urged to send in their proxies without delay.



                                                    RAYMOND E. MCGOVERN
                                                     Secretary

New York, New York
April 7, 1995

                                                                      Appendix 1

                                     PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022


 This proxy is solicited on behalf of the Board of Directors and will be voted
       FOR the election of Directors and FOR proposals 2, 3, and 4 if no instructions to the contrary are indicated.

The undersigned hereby appoints FRED J. MEYER and RAYMOND E. McGOVERN, jointly and severally, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 22, 1995 or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 7, 1995.




                (Continued and to be signed on the reverse side)

                                                                            [X]
                -----------
                  COMMON

- - ------------------------------------------------------------------------------------------------------------------------------------
1.   THE ELECTION OF SIX DIRECTORS.  NOMINEES:  Bruce Crawford,  Peter I. Jones, Keith L. Reinhard, Allen Rosenshine, Gary L. Roubos
     and John D. Wren for a 3 year term.

FOR all nominees listed  WITHHOLD AUTHORITY  (INSTRUCTION: To withhold authority to vote for any individual nominee, print that
except as marked to      to vote for all                   nominee's name below).
the contrary             nominees listed
                                            ----------------------------------------------------------------------------------------
      [ ]                       [ ]
                                            ----------------------------------------------------------------------------------------

- - ------------------------------------------------------------------------------------------------------------------------------------

2.   CONFIRMATION OF APPOINTMENT OF        3.   AMENDMENT TO 1987 STOCK PLAN RESERVING           4.   APPROVAL OF 1995 PERFORMANCE
     ARTHUR ANDERSEN LLP                        ADDITIONAL SHARES FOR ISSUANCE                        COMPENSATION PLAN ARRANGEMENTS
     AS AUDITORS

     FOR    AGAINST     ABSTAIN                 FOR    AGAINST     ABSTAIN                            FOR    AGAINST     ABSTAIN
     [ ]      [ ]         [ ]                   [ ]      [ ]         [ ]                              [ ]      [ ]         [ ]




                                                                                       Dated:                                 , 1995
                                                                                       ---------------------------------------------

                                                                                       Signature
                                                                                       ---------------------------------------------

                                                                                       Signature if held jointly
                                                                                       ---------------------------------------------
                                                                                       Please sign exactly as your name appears.  If
                                                                                       stock is held in the  name of joint  holders,
                                                                                       each  should  sign.  If you are  signing as a
                                                                                       trustee,  executor, etc., please so indicate.
                                                                                       Please  mark,  sign,  date and mail this card
                                                                                       promptly  in  the  postage   prepaid   return
                                                                                       envelope provided.



          PLEASE MARK YOUR CHOICE LIKE THIS [  ] IN BLUE OR BLACK INK.

                                     PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

     This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of Directors and FOR proposals 2, 3, and 4 if no instructions to the contrary are indicated.

     The undersigned hereby appoints FRED J. MEYER and RAYMOND E. McGOVERN, jointly and severally, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 22, 1995 or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 7, 1995.


                (Continued and to be signed on the reverse side)

1. THE ELECTION OF SIX DIRECTORS. NOMINEES: Bruce Crawford, Peter I. Jones, Keith L. Reinhard, Allen Rosenshine, Gary L. Roubos and John D. Wren for a 3 year term.

     [ ]  FOR  all nominees listed except  [ ]  WITHHOLD  AUTHORITY to
          as marked to the contrary             vote for all nominees listed

     (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below).

                  --------------------------------------------------------

                  --------------------------------------------------------
- - --------------------------------------------------------------------------------

2.   CONFIRMATION  OF  APPOINTMENT  OF     3.   AMENDMENT TO 1987 STOCK PLAN
     ARTHUR ANDERSEN LLP AS AUDITORS.           RESERVING ADDITIONAL SHARES FOR
                                                ISSUANCE

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN        [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

- - --------------------------------------------------------------------------------

4.   APPROVAL OF 1995 PERFORMANCE COMPENSATION PLAN ARRANGEMENTS

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                                    Dated:                                , 1995
                                    --------------------------------------------

                                    Signature
                                    --------------------------------------------

                                    Signature if held jointly
                                    --------------------------------------------
                                    Please sign exactly as your name appears. If
                                    stock is held in the name of joint  holders,
                                    each  should  sign.  If you are signing as a
                                    trustee, executor, etc., please so indicate.
                                    Please mark,  sign,  date and mail this card
                                    promptly  in  the  postage   prepaid  return
                                    envelope provided.

                                                                      Appendix 2

                         1995 Performance Compensation

                                 Fred J. Meyer

     Mr. Meyer's cash bonus in respect of 1995 shall be based on Omnicom Group Inc. ("OMC") earnings per share fully diluted before extraordinary items and the effect of any changes in accounting principles ("EPS") for 1995 evaluated relative to OMC's EPS for 1994. The cash bonus shall be determined in the manner, and shall be subject to the provisions, set forth below.


                 Performance Criterion - 1995 EPS vs. 1994 EPS

Performance Targets                                          Amount of Cash
1995 EPS vs. 1994 EPS                                        Bonus (Maximum)
- - ---------------------                                        ---------------

    More than  120.0% ..................................        $1,150,000
    115.1%  -  120.0% ..................................        $1,105,000
    110.1%  -  115.0% ..................................        $1,020,000
    105.0%  -  110.0% ..................................          $935,000
    Less than  105.0% ..................................          $850,000


     If OMC's 1995 operating margin is less than its 1994 operating margin and/or OMC's 1995 EPS is less than 100% of its 1994 EPS, the Compensation Committee of the Board ("Committee") may make a downward adjustment to the amount of cash bonus Mr. Meyer should otherwise be entitled to receive under the above table. The operating margin shall be determined by dividing the sum of OMC's profits before tax and net interest expense by its commissions and fees.

     The Committee retains the overall discretion to reduce the cash bonus Mr. Meyer may otherwise be entitled to receive hereunder.

                         1995 Performance Compensation

                                 Bruce Crawford

     Mr. Crawford's cash bonus in respect of 1995 shall be based on Omnicom Group Inc. ("OMC") earnings per share fully diluted before extraordinary items and the effect of any changes in accounting principles ("EPS") for 1995 evaluated relative to OMC's EPS for 1994. The cash bonus shall be determined in the manner, and shall be subject to the provisions, set forth below.


                 Performance Criterion - 1995 EPS vs. 1994 EPS

   Performance Targets                                      Amount of Cash
  1995 EPS vs. 1994 EPS                                     Bonus (Maximum)
  ---------------------                                     ---------------

    More than  120.0% ..................................       $1,520,000
    115.1%  -  120.0% ..................................       $1,460,000
    110.1%  -  115.0% ..................................       $1,350,000
    105.0%  -  110.0% ..................................       $1,240,000
    Less than  105.0% ..................................       $1,125,000


     If OMC's 1995 operating margin is less than its 1994 operating margin and/or OMC's 1995 EPS is less than 100% of its 1994 EPS, the Compensation Committee of the Board ("Committee") may make a downward adjustment to the amount of cash bonus Mr. Crawford should otherwise be entitled to receive under the above table. The operating margin shall be determined by dividing the sum of OMC's profits before tax and net interest expense by its commissions and fees.

     The Committee retains the overall discretion to reduce the cash bonus Mr. Crawford may otherwise be entitled to receive hereunder.

                         1995 Performance Compensation

                                Allen Rosenshine

     Mr. Rosenshine's cash bonus and restricted stock award value in respect of 1995 ("Performance Compensation") shall be based (i) twenty-five percent (25%)
on Omnicom Group Inc. ("OMC") earnings per share fully diluted before extraordinary items and the effect of any changes in accounting principles ("EPS") for 1995 evaluated relative to OMC's EPS for 1994 and (ii) seventy-five percent (75%) on BBDO Worldwide Inc. ("BBDO") net profit after-tax ("Net Profit") for 1995 evaluated relative to BBDO's Net Profit for 1994. The amount of Performance Compensation shall be determined in the manner, and shall be subject to the provisions, set forth below.


               OMC Performance Criterion - 1995 EPS vs. 1994 EPS

    Performance Targets                                       25% Performance
   1995 EPS vs. 1994 EPS                                  Compensation (Maximum)
   ---------------------                                  ----------------------

    More than  120.0% .................................          $400,000
    115.1%  -  120.0% .................................          $385,000
    110.1%  -  115.0% .................................          $355,000
    105.0%  -  110.0% .................................          $325,000
    Less than  105.0% .................................          $295,000


     If OMC's 1995 operating margin is less than its 1994 operating margin and/or OMC's 1995 EPS is less than 100% of its 1994 EPS, the Compensation Committee of the Board ("Committee") may make a downward adjustment to the amount of Performance Compensation Mr. Rosenshine should otherwise be entitled to receive under the above table. The operating margin shall be determined by dividing the sum of OMC's profits before tax and net interest expense by its commissions and fees.



        BBDO Performance Criterion - 1995 Net Profit vs. 1994 Net Profit


    Performance Targets                                       75% Performance
  1995 vs. 1994 Net Profit                                Compensation (Maximum)
  ------------------------                                ----------------------

    More than  120.0% .................................         $1,200,000
    115.1%  -  120.0% .................................         $1,160,000
    110.1%  -  115.0% .................................         $1,070,000
    105.0%  -  110.0% .................................           $980,000
    Less than  105.0% .................................           $890,000


     If BBDO's 1995 pretax profit margin is less than its 1994 pretax profit margin and/or BBDO's 1995 Net Profit is less than 100% of its 1994 Net Profit, the Committee may make a downward adjustment to the amount of Performance Composition Mr. Rosenshine should otherwise be entitled to receive under the above table. The pretax profit margin shall be determined by dividing BBDO's pretax profit by its commission and fees.

     The maximum aggregate amount of Performance Compensation Mr. Rosenshine is entitled to receive under the above tables in respect of 1995 is $1,600,000. The CEO of OMC shall propose and the Committee shall decide on the allocation of the Performance Compensation between cash bonus and restricted stock.

     The Committee retains the overall discretion to reduce the Performance Compensation Mr. Rosenshine may otherwise be entitled to receive hereunder.

                         1995 Performance Compensation

                               Keith L. Reinhard

     Mr. Reinhard's cash bonus and restricted stock award value in respect of 1995 ("Performance Compensation") shall be based (i) twenty-five percent (25%)
on Omnicom Group Inc. ("OMC") earnings per share fully diluted before extraordinary items and the effect of any changes in accounting principles ("EPS") for 1995 evaluated relative to OMC's EPS for 1994 and (ii) seventy-five percent (75%) on DDB Needham Worldwide Inc. ("DDB") net profit after-tax ("Net Profit") for 1995 evaluated relative to DDB's Net Profit for 1994. The amount of Performance Compensation shall be determined in the manner, and shall be subject to the provisions, set forth below.


               OMC Performance Criterion - 1995 EPS vs. 1994 EPS

    Performance Targets                                       25% Performance
   1995 EPS vs. 1994 EPS                                  Compensation (Maximum)
   ---------------------                                  ----------------------

    More than  120.0% ..................................         $385,000
    115.1%  -  120.0% ..................................         $370,000
    110.1%  -  115.0% ..................................         $340,000
    105.0%  -  110.0% ..................................         $315,000
    Less than  105.0% ..................................         $285,000


     If OMC's 1995 operating margin is less than its 1994 operating margin and/or OMC's 1995 EPS is less than 100% of its 1994 EPS, the Compensation Committee of the Board ("Committee") may make a downward adjustment to the amount of Performance Compensation Mr. Reinhard should otherwise be entitled to receive under the above table. The operating margin shall be determined by dividing the sum of OMC's profits before tax and net interest expense by its commissions and fees.


        DDB Performance Criterion - 1995 Net Profit vs. 1994 Net Profit


    Performance Targets                                       75% Performance
  1995 vs. 1995 Net Profit                                Compensation (Maximum)
  ------------------------                                ----------------------

    More than  120.0% ..................................       $1,150,000
    115.1%  -  120.0% ..................................       $1,105,000
    110.1%  -  115.0% ..................................       $1,020,000
    105.0%  -  110.0% ..................................         $935,000
    Less than  105.0% ..................................         $850,000


     If DDB's 1995 pretax profit margin is less than its 1994 pretax profit margin and/or DDB's 1995 Net Profit is less than 100% of its 1994 Net Profit, the Committee may make a downward adjustment to the amount of Performance Composition Mr. Reinhard should otherwise be entitled to receive under the above table. The pretax profit margin shall be determined by dividing DDB's pretax profit by its commissions and fees.

     The maximum aggregate amount of Performance Compensation Mr. Reinhard is entitled to receive under the above tables in respect of 1995 is $1,535,000. The CEO of OMC shall propose and the Committee shall decide on the allocation of the Performance Compensation between cash bonus and restricted stock.

     The Committee retains the overall discretion to reduce the Performance Compensation Mr. Reinhard may otherwise be entitled to receive hereunder.

                         1995 Performance Compensation

                                  John D. Wren

     Mr. Wren's cash bonus and restricted stock award value in respect of 1995 ("Performance Compensation") shall be based (i) twenty-five percent (25%) on Omnicom Group Inc. ("OMC") earnings per share fully diluted before extraordinary items and the effect of any changes in accounting principles ("EPS") for 1995 evaluated relative to OMC's EPS for 1994 and (ii) seventy-five percent (75%) on Diversified Agency Services ("DAS") net profit after-tax ("Net Profit") for 1995 evaluated relative to DAS's Net Profit for 1994. The amount of Performance Compensation shall be determined in the manner, and shall be subject to the provisions, set forth below.


               OMC Performance Criterion - 1995 EPS vs. 1994 EPS

   Performance Targets                                       25% Performance
  1995 EPS vs. 1994 EPS                                   Compensation (Maximum)
  ---------------------                                   ----------------------

    More than  120.0% ..................................         $365,000
    115.1%  -  120.0% ..................................         $350,000
    110.1%  -  115.0% ..................................         $325,000
    105.0%  -  110.0% ..................................         $295,000
    Less than  105.0% ..................................         $270,000


     If OMC's 1995 operating margin is less than its 1994 operating margin and/or OMC's 1995 EPS is less than 100% of its 1994 EPS, the Compensation Committee of the Board ("Committee") may make a downward adjustment to the amount of Performance Compensation Mr. Wren should otherwise be entitled to receive under the above table. The operating margin shall be determined by dividing OMC's profits before tax and net interest expense by its commissions and fees.


        DAS Performance Criterion - 1995 Net Profit vs. 1994 Net Profit



    Performance Targets                                      75% Performance
  1995 vs. 1994 Net Profit                                Compensation (Maximum)
  ------------------------                                ----------------------

    More than  120.0% ..................................        $1,095,000
    115.1%  -  120.0% ..................................        $1,055,000
    110.1%  -  115.0% ..................................          $970,000
    105.0%  -  110.0% ..................................          $890,000
    Less than  105.0% ..................................          $810,000


     If DAS's 1995 pretax profit margin is less than its 1994 pretax profit margin and/or DAS's 1995 Net Profit is less than 100% of its 1994 Net Profit, the Committee may make a downward adjustment to the amount of Performance Composition Mr. Wren should otherwise be entitled to receive under the above table. The pretax profit margin shall be determined by dividing DAS's pretax profit by its commis-sions and fees.

     The maximum aggregate amount of Performance Compensation Mr. Wren is entitled to receive under the above tables in respect of 1995 is $1,460,000. The CEO of OMC shall propose and the Committee shall decide on the allocation of the Performance Compensation between cash bonus and restricted stock.

     The Committee retains the overall discretion to reduce the Performance Compensation Mr. Wren may otherwise be entitled to receive hereunder.